Exhibit 4.19

Shareholders Agreement

This Shareholders Agreement (the “Agreement”) is entered into effective as of February 9, 2017, by and between Kitov Pharmaceuticals Holdings Ltd. an Israeli publicly traded corporation (“Parent”), on behalf of itself and, if Parent is not the buyer of the shares previously held by GHP (as defined hereunder), also on behalf of an as yet undetermined Affiliated party of Parent which shall, upon execution thereof by it, be deemed a Party to this Agreement Ab Initio (“Kitov”) and Taoz – Company for Management of Companies Ltd. (“Taoz”); each of Kitov and Taoz a “Party” and collectively the “Parties”.

WHEREAS, in view of the recent developments, in connection with Kitov's acquisition of control in Tyrnovo Ltd. (hereinafter: the "Company"), and the proceedings in the Tel Aviv District Court (Economics Division) commenced by Taoz in connection with that certain Term Sheet executed by and among Taoz, the Company and the former controlling shareholder of the Company, Goldman Hirsh Partners Ltd. (hereinafter: "GHP") on July 11, 2016 (hereinafter: "Investment Agreement"); and

WHEREAS, Kitov and Taoz wish to mutually end the proceedings between Taoz on one hand and Kitov and the Company on the other in connection with the Investment Agreement;

WHEREAS, Kitov, Taoz and the Company have entered into that certain Binding Term Sheet dated February 1, 2017 (the “Binding Term Sheet”) setting forth the arrangements for, among other matters, investments by Taoz into the Company, and that certain Waiver and Release Agreement dated February 9, 2017 setting forth the arrangements for, among other matters, mutual waivers and releases in connection with the Investment Agreement; and

WHEREAS, the Parties have reached additional understandings relating to their relationship as shareholders of the Company;

NOW THEREFORE, the Parties hereto agree as follows:

1.	Both the Company and Kitov acknowledge the initial investment made by Taoz in the Company, prior to Kitov's acquisition of the Company's shares from GHP, in the amount of $250,000, in exchange for which 534 Ordinary Shares of the Company were issued to Taoz (hereinafter: the "First Investment").

2.	Finance by Kitov. Kitov hereby undertakes to finance any future working capital requirement of the Company, up to an amount of $1,000,000, of which the amount of $750,000 shall be provided to the Company no later than 30 days from the execution of this Agreement and $250,000 pursuant with a business plan to be approved by the Board of Directors of the Company no later than three (3) months following the execution of this Agreement. Such financing by Kitov shall be provided by way of Convertible Loan (as defined in the Binding Term Sheet). Each Party undertakes to cause the Board to adopt an agreed business plan within the indicated period.

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3.	The transfer of shares of the Company from Kitov to an Affiliated party thereof, as set forth in the preamble to this Agreement shall be subject to the same preconditions applicable to a transfer to a Permitted Transferee, as set forth in the Binding Term Sheet.

4.	In event that the Milestone (as defined in the Binding Term Sheet) was achieved, however Taoz did not invest the Deferred Investment (as defined in the Binding Term Sheet) then Kitov shall have the right, for a period of 60 days, to acquire all of the Taoz’s holdings in the Company at a price per share of US$ 476.48.

5.	Participation in Increase of Shareholdings. In the event that Kitov increases its shareholdings in the Company, through the purchase of additional shares from the Company's current shareholders, by more than 1,500 shares of the Company (hereinafter: "Newly Acquired Shares") during a period of 12 months from the date hereof, then, Kitov shall notify Taoz once every calendar month of any purchases consummated by it during the previous calendar month (the “Kitov NAS Notice”) and Taoz shall notify Kitov, within 14 days of receipt of the Kitov NAS Notice (the “Taoz DNAS Notice”), if it wishes to purchase part of the Newly Acquired Shares, up to 30% of the Newly Acquired Shares, and the amount of Newly Acquired Shares, up to 30% of the Newly Acquired Shares, that it wishes to purchase (the “Designated Newly Acquired Shares”).

Taoz shall be obligated to purchase, within a period of 12 months of delivery of the Taoz DNAS Notice as set forth above, (the “DNAS Acquisition Deadline Date”), the Designated Newly Acquired Shares from Kitov at the New Shares PPS (defined below).

In event that Taoz failed to purchase the Designated Newly Acquired Shares by the DNAS Acquisition Deadline Date (a “Taoz DNAS Acquisition Failure”), Taoz shall immediately transfer to Kitov, as liquidated damages and not a penalty, and as the sole remedy for such Taoz DNAS Acquisition Failure, for no consideration to be paid by Kitov, such number of securities equal to 20% of the amount of shares included in the Designated Newly Acquired Shares which Taoz has failed to purchase, out of the shares held by Taoz (the “Taoz Forfeited Securities”).

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By execution of this Agreement, Taoz does hereby appoint Kitov, or any duly authorized agent thereof, with full power of substitution and resubstitution, in the event of a Taoz DNAS Acquisition Failure, as Taoz’s true and lawful attorney and irrevocable proxy, to the fullest extent of the Taoz’s rights with respect to each Taoz Forfeited Security owned by it or over which it has control, if Taoz is unable or unwilling to perform its obligations with respect to the transfer of the Taoz Forefeited Securities (the “Proxy”). Taoz intends this Proxy to be irrevocable and coupled with an interest hereunder and shall terminate at the earlier of: (i) the end of the term of this Agreement; or (ii) upon the consummation of the acquisition of the Designated Newly Acquired Shares by Taoz as set forth above. Taoz hereby expressly and irrevocably revokes any, (i) proxies previously granted with respect to each Taoz Forfeited Security owned by it or over which it has control and represents that none of such previously-granted proxies are irrevocable, and/or, (ii) until the end of the term of this Agreement, any proxies it may grant with respect to each Taoz Forfeited Security owned by it or over which it has control which are not in accordance with the terms and conditions of this Agreement and any such proxies shall be deemed void ab initio, and to any such extent as such may not be deemed void ab initio under any applicable legal doctrine, such shall nonetheless be deemed superseded and replaced by the Proxy, which shall be deemed to have been issued later than any other such proxy.

The “New Shares PPS” shall mean, (1) in the event that the Newly Acquired Shares are purchased by Kitov, in whole or in part, in consideration for shares of Kitov, then during a period of six months from the Acquisition Date, an amount, in cash equal to US$ 350 per share, and during a period commencing as of the lapse of six months and until the lapse of 12 months from the Acquisition Date, an amount, in cash equal to US$ 403 per share. (2) in the event that all the Newly Acquired Shares are purchased by Kitov for cash consideration only, then an amount, in cash, equal to 104% of the price per share actually paid by Kitov as consideration for such Newly Acquired Shares. In such case Kitov shall furnish Taoz with the purchase agreements executed with the former shareholders outlining the terms of purchase.

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6.	Right of First Refusal: Until an Exit Event, Taoz shall have a right of first refusal with respect to any transfer by Kitov (or a Permitted Transferee thereof) (the “Offeror”) of its shares in the Company, of any or all of its shares, in such quantities and under such terms and conditions as follows:

6.1.	Kitov shall send to Taoz a written notice detailing the number of shares intended to be transferred or sold (the “Offered Shares”), the price and the other terms of the transfer or sale (the “Offer”). Taoz shall have a right to purchase only up to its Pro Rata Share (as defined in the Binding Term Sheet) of the Offered Shares by sending Kitov a written notice (the “Notice of Reply”) within a period of ten (10) business days after receipt of Offer, and under the terms of the Offer. If the Taoz does not accept in the abovementioned manner, then Taoz shall be regarded as having given a notice of refusal to purchase the Offered Shares or any part thereof.

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6.2.	The Notice of Reply shall constitute an agreement for the sale and purchase of the Pro Rata Share of the Offered Shares at the price and conditions, and by delivery of the same type consideration, as specified in the Offer.

6.3.	Notwithstanding the foregoing, the right of first refusal as set forth above shall not apply with respect to a Transfer to a Permitted Transferee ("נעבר מותר") as defined in the Binding Term Sheet, so long as such Permitted Transferee shall execute in writing a joinder to this Agreement pursuant to which such transferee agrees to be bound by the terms of this Agreement as if an original party hereto.

7.	Co-Sale: Until an Exit Event, in the event that Taoz did not purchase the Offered Shares under the Right of First Refusal as set forth above, Taoz shall have a right, exercisable upon written notice to Kitov within ten (10) business days after the receipt of the Offer, to participate in such transfer, by selling up to its Pro Rata Share out of the Offered Shares, on the same terms and conditions, for receipt of the same type of consideration, of the Offer (provided that such transfer is completed by Kitov). If Taoz does not accept in the abovementioned manner, then Taoz shall be regarded as having given a notice of refusal to participate in the sale of the Offered Shares or any part thereof. Notwithstanding the foregoing, the Co-Sale right as set forth above shall not apply with respect to a Transfer to a Permitted Transferee ("נעבר מותר") as defined above.

8.	No-Sale: Until the earlier of (i) the lapse of 30 months from the date hereof; (ii) the execution of investment agreements by the Company with external non-affiliated investor (other than Kitov or a Company controlled by Kitov), according to which the Company shall issue 10% or more of its issued share capital immediately prior to such issuance, , (iii) immediately prior to a Qualified Initial Public Offering ("IPO"), (iv) immediately prior to the consummation of a merger or sale of all or substantially all of the Company's assets or share capital (“M&A Transaction”, and together with an IPO, an “Exit Event”), or (v) the lapse of 60 days following the Company’s Milestone Notice, Kitov shall not make any transfer, except for: (i) up to 15% of the issued share capital of the Company or (ii) transfer to a Permitted Transferee.

9.	Put Option. Kitov hereby provides to Taoz an option to sell to Kitov up to 50% of the shares issued to Taoz through the Initial Investment, Deferred Investment and the Option (as such terms are defined in the Binding Term Sheet) and any Designated Newly Acquired Shares actually acquired by Taoz, exercisable during a period of 90 days from the publication by the Company of the results of the Phase I clinical trials (the “Exercise Period”), for a price per share equal to US$1,600 (the “Exercise Price”). Subject to receipt by Kitov of an exercise notice from Taoz, the Exercise Price s hall be paid, 40 days after the delivery of the exercise notice, and subject to all required regulatory and corporate approvals including, without limitation the approval of the Tel Aviv Stock Exchange, in (1) ordinary shares of Kitov Pharmaceuticals Holdings Ltd., at a price per share value (for each Kitov share) equal to the higher of (i) of NIS 1.824 (subject to adjustments due to stock split and combination) and (ii) the average price of the shares of Kitov at the closing of trade on the Tel Aviv Stock Exchange during a period of 30 days following the lapse of the Exercise Period, or, according to Kitov’s sole discretion, (2) in cash. Upon the expiration of the Exercise Period, the Put Option, if not exercised by Taoz, shall expire and no longer be valid. The exercise of the Put Option shall be executed by providing Kitov with written notice of the Taoz's decision to sell all its shares under the Put Option.

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10.	Confidentiality

Each party to this Agreement possesses Confidential Information (as defined below); and, each party in possession of Confidential Information (the "Disclosing Party") may disclose some of its Confidential Information to the other party (the "Receiving Party") during the term of this Agreement; and the Parties hereto agree as follows:

10.1.	Notwithstanding any termination of this Agreement, the Receiving Party’s undertakings with respect to the Confidential Information (as defined below) shall remain valid and binding for a period of five (5) years after the termination of this Agreement.

10.2.	For purposes of this Agreement: "Confidential Information" shall mean and include:

10.2.1.	Trade Secrets and Technical Information (as hereinafter defined) and other information of the Disclosing Party of a confidential and/or proprietary nature or which could reasonably be expected to be confidential, whether written or oral, received by the Receiving Party from the Disclosing Party or to which the Receiving Party has access, and which relate to the business, technology, products, marketing and/or activities of the Disclosing Party, including but not limited to all copies, excerpts, modifications, translations, enhancements and adaptations of all the foregoing, whether made by the Receiving Party or otherwise,; "Trade Secrets" shall include, but not be limited to, technical and/or business information embodied in all drawings, designs, technical manuals, plans, proposals, marketing and sales plans, customer lists, financial information, costs, pricing information and product application data, owned or developed by the Disclosing Party; "Technical Information" shall mean all technical information, including but not limited to source code, object code, documentation, manuals, product plans, technical know-how, technical data, performance data, product specifications and other information of a technical nature whether or not contained or incorporated in drawings, photographs, memoranda, operational documents, models, prototypes, designs, quality control and test charts, manuals and methods; or

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10.2.2.	any information which is marked "confidential", or bears a marking of like import, or which the Disclosing Party states in writing at the time of transmittal to, or receipt by, the Receiving Party is to be considered confidential. Such writing shall be sufficiently specific to enable the Receiving Party to identify the information considered to be confidential by the Disclosing Party.

10.3.	For avoidance of doubt it is clarified that this Agreement as well as any discussions held in connection with the Agreement, and any proposed terms and conditions with respect thereto, are deemed Confidential Information under this Agreement.

10.4.	The Receiving Party shall (a) use the Confidential Information solely to the extent necessary for the purposes of this Agreement and shall not use the Confidential Information for any other purpose; (b) not disclose, communicate, divulge, disseminate or make available any Confidential Information to any entity or person other than as set forth herein this Agreement and shall restrict disclosure of the confidential Information to those of its officers, directors, employees, agents, accountants, attorneys, consultants or other professional advisors (collectively “Representatives”) who are bound by a written instrument to maintain the confidentiality and non-use of the Confidential Information in similar manner as provided by this Agreement; and (c) disclose the Confidential Information to its Representatives only to the extent it is strictly necessary for each such Representative to perform such duties for the Receiving Party. The Receiving Party shall take all reasonable steps, which may be necessary in order to enforce any undertaking by such Representatives with respect to the confidentiality, non-use or nondisclosure obligation by any such person in connection with the Confidential Information. Receiving Party is aware that Confidential Information not expressly approved for release hereunder may be deemed "Inside Information" under Israeli and/or US securities laws, and any use or disclosure thereof may be deemed a criminal offense in one or more jurisdictions. Receiving Party undertakes (i) not to make any unlawful use of Confidential Information, and, (ii) that while in possession of Confidential Information which is considered Inside Information, neither Receiving Party, nor any of its Representatives, while in possession of Confidential Information, shall directly or indirectly buy, sell, trade the securities of the Disclosing Party, and shall not advise any other entity with respect to the foregoing. Receiving Party is aware that any such activities may be deemed "Insider Trading" under Israeli and/or US securities laws, and any use or disclosure thereof may be deemed a criminal offense in one or more jurisdictions. Receiving Party represents that it is aware of, and will advise any of its Representatives, of the restrictions imposed by the applicable securities laws and regulations on the purchase or sale of securities by any person who has received non-public information regarding a company with publicly traded securities, as well as the restrictions making it unlawful to communicate such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell securities in reliance upon such information.

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10.5.	Information shall not be deemed confidential, and the Receiving Party shall have no obligation with respect to any such information, which the Receiving Party can evidence, to the Disclosing Party by appropriate written and dated documentation:

10.5.1.	is already known to the Receiving Party at or prior to the Effective Date; or

10.5.2.	is or becomes publicly known through no wrongful act of the Receiving Party; or

10.5.3.	is independently developed by the Receiving Party or is rightfully received by the Receiving Party from a third party without restriction and without breach of this Agreement; or

10.5.4.	is approved for release by written authorization of the Disclosing Party.

10.6.	Any Confidential Information is and shall always remain the exclusive property of the Disclosing Party, and the Receiving Party hereby acknowledges the right, title and interest of the Disclosing Party in and to the Confidential Information. The Receiving Party will not at any time infringe, contest, dispute or question such right, title or interest nor aid others in doing so directly or indirectly.

10.7.	The Receiving Party shall use the same standard of care it uses to protect its own Confidential Information to avoid disclosure to, or misuse of by, any third party of any of the Disclosing Party’s Confidential Information for the duration of this Agreement and for a period of five (5) years from the date of the termination of this Agreement. In the event that the Receiving Party or any of its Representatives becomes legally compelled to disclose any of the Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement, so that the Disclosing Party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Receiving Party will furnish only that minimum portion of the Confidential Information which the Receiving Party is advised by written opinion of its legal counsel is legally required, and shall exercise all commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such disclosure. Neither party under this Agreement shall publicly announce or disclose the existence of this Agreement, or its contents, any discussions relating thereto, or the discussions of the purposes of this Agreement, without the prior written consent of the other party or except as may be required by law or by applicable rules of any stock exchange or quotation system on which such Party or its affiliates lists or trades securities.

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10.8.	All the Disclosing Party’s Confidential Information and all tangible forms of such information, including, but not limited to, business information, data, documents, drawings, specifications, prototypes, and software received hereunder by the Receiving Party from the Disclosing Party shall remain the property of the Disclosing Party. Upon written request by the Disclosing Party, the Receiving Party shall return to the Disclosing Party all tangible forms of the Disclosing Party Confidential Information, including any and all copies thereof, provided however, that the Receiving Party may keep one (1) copy of any Confidential Information for archival purposes only and such copy shall remain subject to the confidentiality obligations hereunder.

10.9.	Neither this Agreement nor any disclosure of Confidential Information may be construed as: (i) granting any right, warranty, or license by implication or otherwise under any patent, copyright, know-how or design rights, or other form of protection of industrial or intellectual property; or (ii) obligating the Disclosing Party to furnish to the Receiving Party or any of its Representatives any Confidential Information.

11.	Notices

All notices and other communications made pursuant to or under this Agreement will be in writing and will be deemed to have been duly given or made (a) when personally delivered, (b) when transmitted by facsimile or electronic mail if such transmission occurs on a Business Day before 5:00 p.m. (recipient local time), or the next succeeding Business Day if such transmission occurs at any other time, (c) three Business Days after deposit with a nationally recognized international overnight courier service, or (d) ten Business Days after the mailing if sent or by registered or certified international mail, postage prepaid, return receipt requested. All notices and other communications under this Agreement will be delivered to the addresses set forth below, or such other address as such Party may have given to the other Parties by notice pursuant to this Section 11:

If to Taoz:

____________________________________________

_____________________________________________

If to Kitov:

Kitov Pharmaceuticals Holdings Ltd.

One Azrieli Center, Round Tower, 23rd Floor

132 Menachem Begin Road

Email: avraham@kitovpharma.com

Attention: Avraham Ben-Tzvi, Adv.

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12.	Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to the transactions contemplated hereby will be paid by the Party incurring such fees or expenses. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other.

13.	Entire Agreement. This Agreement, and the Binding Term Sheet, constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, negotiations, correspondence, Agreements and communications of the Parties, oral or written, with respect to the subject matter hereof.

14.	Amendment; Waiver. This Agreement will not be amended, modified or waived in any manner without the consent in writing duly executed and delivered by each Party hereto. No failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement and no custom or practice of the Parties in variance with the terms hereof, will constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver will be limited to those items specifically waived therein and will not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

15.	Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

16.	Governing Law. This Agreement will be construed and enforced in accordance with, and will be governed exclusively by, the internal Laws of the State of Israel, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Israel to be applied.

17.	Exclusive Jurisdiction. The competent courts of Tel-Aviv, Israel shall have exclusive jurisdiction in all matters relating to any dispute arising out of or relating to this Agreement, or the breach thereof, to the exclusion of any other jurisdiction. Each of the Parties (a) irrevocably consents to the exclusive jurisdiction and venue of the court as set forth above, (b) agrees that process may be served upon them in any manner authorized by the court for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such proceeding shall be final, binding and enforceable in any court of competent jurisdiction.

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18.	Rules of Construction

The following rules of construction will govern the interpretation of this Agreement:

18.1.	all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, unless otherwise stated explicitly;

18.2.	each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles in the State of Israel;

18.3.	unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender will include the masculine, feminine and neuter;

18.4.	whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “but not limited to”;

18.5.	the word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not simply mean “if”;

18.6.	references to any statute, rule, regulation or form (including in the definition thereof) will be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

18.7.	time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement;

18.8.	the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and will not affect the construction or interpretation of any of its provisions;

18.9.	(i) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (ii) the term “any” means “any and all” and (iii) the term “or” will not be exclusive and will mean “and/or”;

18.10.	(i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “NIS” mean New Israeli Shekels and (iii) references to “$” mean U.S. dollars;

18.11.	the Parties have participated jointly in the negotiation and drafting of this Agreement; in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions hereof and the language used will be deemed to be the language chosen by the Parties to express their mutual intent.

19.	Counterparts; Deliveries. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission of .pdf files or other image files via e-mail, cloud-based transfer or file transfer protocol, or use of a facsimile machine, will be treated in all manners and respects and for all purposes as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument will raise the use of electronic transmission or a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission or a facsimile machine as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

__________________________________________

TAOZ – COMPANY FOR MANAGEMENT AND HOLDINGS OF COMPANIES LTD.

By:
Title:

__________________________________________

Kitov Pharmaceuticals Holdings Ltd. an Israeli publicly traded corporation (“Parent”), on behalf of itself and, if Parent is not the buyer of the shares previously held by Goldman Hirsh Partners Ltd., also on behalf of an as yet undetermined Affiliated party of Parent (“Kitov”) which shall, upon execution hereof by it, be deemed a Party to this Agreement Ab Initio.

By:
Title:

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